[***] Indicates text has been omitted from this Exhibit pursuant to a confidential treatment request and has been filed separately with the Securities and Exchange Commission.
Exhibit 10.5A
First Amendment
To
Co-Exclusive License Agreement
Between
PRESIDENT AND FELLOWS OF HARVARD COLLEGE
And
MYCOMETRIX CORPORATION (now Fluidigm Corporation)
Re: Harvard Case #[***]
This is the first amendment to a co-exclusive license agreement effective October 15, 2000, by and between the President and Fellows of Harvard College, with offices at 1350 Massachusetts Avenue, Suite 727, Cambridge, MA 02138 (“Harvard”) and Mycometrix Corporation, a California Corporation, with offices at 213 East Grand Avenue, South San Francisco, CA 94080 (“Licensee”).
WHEREAS, Licensee has changed its name to Fluidigm Corporation, and moved to a new address at 7100 Shoreline Court, South San Francisco, California 94080; and
WHEREAS, both parties desire to clarify the definition of NET SALES and to make various minor changes to the Agreement.
NOW THEREFORE, Harvard and Licensee agree as follows:
1.	Change Paragraph 1.5 to:
LICENSED PROCESSES: the processes claimed, in whole or in part, by at least one VALID CLAIM included within PATENT RIGHTS.
2.	Change Paragraph 1.6 to:
LICENSED PRODUCTS: the products which are claimed, or the use of which is claimed, by at least one VALID CLAIM included within

PATENT RIGHTS or products made or services provided in accordance with or by means of LICENSED PROCESSES.
3.	Change Paragraph 1.7 to:
LICENSEE: Fluidigm Corporation, a corporation organized under the laws of California, having its principal offices at 7100 Shoreline Court, South San Francisco, California 94080.
4.	Change the second full paragraph of Paragraph 1.9 to:
In the event that a LICENSED PRODUCT is sold or leased as a combination product containing the LICENSED PRODUCT and one or more other components, NET SALES shall be calculated by multiplying the gross amount invoiced for the sale of the combination product by the fraction A/A+B, where A is the average gross selling price of the LICENSED PRODUCT sold separately by LICENSEE, and B is the average gross selling price of such other components of the combination products sold separately by LICENSEE during the relevant royalty payment period. In the event a substantial number of such separate sales were not made during the relevant royalty period, then NET SALES shall be reasonably allocated by LICENSEE between such LICENSED PRODUCT and such other components of the combination based on their relative importance or value. If LICENSEE does so allocate, LICENSEE shall promptly deliver to HARVARD a written report providing a detailed explanation of how LICENSEE determined said relative importance or value. In the event that HARVARD disagrees with the determination made by LICENSEE of said allocation of importance or value, HARVARD shall so notify LICENSEE in writing, and a representative of LICENSEE and a representative of HARVARD shall meet in order to discuss and resolve such disagreement. If such disagreement cannot be resolved within sixty (60) days, such disagreement shall be subject to resolution in accordance with Section 10.11.
5.	Add the following sentence to the end of Paragraph 1.10:
In addition, SERVICE INCOME shall be subject to the following deductions:
i)	customary trade, quantity or cash discounts and non-affiliated broker’s or agents’ commissions actually allowed and taken;

ii)	amounts repaid or credited by reason of rejection; and

iii)	to the extent separately stated on purchase orders, invoices, or other documents of sale, taxes levied on and/or other governmental charges made as to performance, production, sale or use and paid by or on behalf of LICENSE.
6.	Change Paragraph 1.15 to:
VALID CLAIM: either (i) a claim of an issued patent that has not been held unenforceable or invalid by an agency or a court of competent jurisdiction in any unappealable or unappealed decision or (ii) a claim of a pending patent application that has not been abandoned or finally rejected without the possibility of appeal or refiling and that has been pending for less than six (6) years from the earlier of a) the first priority date of such patent application or b) the effective date of this Agreement.
7.	Change Paragraph 3.2(c) to:
LICENSEE shall use commercially reasonable efforts to effect introduction of the LICENSED PRODUCTS into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment; thereafter, until the expiration of this Agreement, LICENSEE shall endeavor to keep LICENSED PRODUCTS reasonably available to the public, in each case consistent with industry practices for similar companies and similar products.
8.	Replace the last two sentences of Paragraph 3.2(e) with:
“Copies of all sublicense agreements shall be promptly provided to HARVARD. If a sublicense agreement is part of a larger agreement (i.e., one that includes a business relationship in addition to a sublicense agreement), LICENSEE need only send the part of said larger agreement that is the sublicense agreement. HARVARD agrees to maintain any information contained in such sublicensing agreements in confidence, except as otherwise required by law, however, HARVARD may include in its usual reports annual amounts of royalties paid.”
9.	In Paragraph 5.3 delete “in each country”, so LICENSEE needs to report the date of first sale in the first country to have a sale, but LICENSEE still needs to report the date of first sale for each LICENSED PRODUCT.

10.	Replace Paragraph 6.2 with:
“HARVARD’s accountant shall not disclose to HARVARD any information other than whether the reports are correct or not, the reasons for any incorrectness and the amount of any discrepancies.”

11.	Add new Paragraph 6.4:

“Such examination by HARVARD’s accountant shall take place not more than once in each calendar year.”

12.	Change Paragraph 9.2(d) to:
          “If an examination by HARVARD’s accountant pursuant to Article V shows an underreporting or underpayment by LICENSEE in excess of twenty (20%) percent for any twelve (12) month period and HARVARD’s accountant determines said underreporting or underpayment was not inadvertent or not the result of an honest mistake on LICENSEE’s part. In that event, LICENSEE may promptly request HARVARD to have its accountant’s findings reviewed by another independent certified public accounting firm of nationally recognized standing reasonably acceptable to LICENSEE, the total cost of which will be invoiced to LICENSEE and paid within thirty (30) days. If said review indicates said underreporting or underpayment by LICENSEE was inadvertent or the result of an honest mistake then HARVARD will not terminate this Agreement.
13.	In Paragraph 10.9, change lines 6-11 to:

If to LICENSEE:
Fluidigm Corporation
7100 Shoreline Court
South San Francisco, CA 94080
Attention: General Counsel
Fax: 650-871-7195
In all other respects the co-exclusive License Agreement, effective October 15, 2000, shall remain the same. This amendment shall become effective upon both parties signing below, and have an effective date of January 1, 2005.
IN WITNESS WHEREOF, the parties hereto have caused this second amendment to be executed by their duly authorized representatives.

PRESIDENT AND FELLOWS	FLUIDIGM
OF HARVARD COLLEGE:	CORPORATION:

/s/ Joyce Brinton	/s/ Gajus Worthington

Joyce Brinton
Director	Printed:	Gajus Worthington
Office for Technology and
Trademark Licensing	Title:	President & CEO

Date: 12/22/04	Date:	12/23/04

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